Issuer Free Writing Prospectus, dated June 9, 2009

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration No. 333-137183

Anadarko Petroleum Corporation

Pricing Term Sheet

Issuer:	Anadarko Petroleum Corporation

Distribution:	SEC Registered

Security Description:	5.75% Senior Notes due June 15, 2014 (the “2014 Notes”) 6.95% Senior Notes due June 15, 2019 (the “2019 Notes”) 7.95% Senior Notes due June 15, 2039 (the “2039 Notes”)

Aggregate Principal Amount:	2014 Notes: $275,000,000 2019 Notes: $300,000,000 2039 Notes: $325,000,000

Gross Proceeds:	2014 Notes: $274,265,750 2019 Notes: $296,643,000 2039 Notes: $323,891,750

Net Proceeds (Before Expenses):	2014 Notes: $272,615,750 2019 Notes: $294,693,000 2039 Notes: $321,048,000

Aggregate Net Proceeds:	$888,356,750

Coupon:	2014 Notes: 5.75% 2019 Notes: 6.95% 2039 Notes: 7.95%

Maturity:	2014 Notes: June 15, 2014 2019 Notes: June 15, 2019 2039 Notes: June 15, 2039

Offering Price:	2014 Notes: 99.733% of principal amount 2019 Notes: 98.881% of principal amount 2039 Notes: 99.659% of principal amount

Yield to Maturity:	2014 Notes: 5.812% 2019 Notes: 7.108% 2039 Notes: 7.980%

Spread to Benchmark Treasury:	2014 Notes: + 295 bps 2019 Notes: + 325 bps 2039 Notes: + 335 bps

Benchmark Treasury:	2014 Notes: UST 2.250% due May 31, 2014 2019 Notes: UST 3.125% due May 15, 2019 2039 Notes: UST 3.500% due February 15, 2039

Benchmark Yield:	UST 2.250% due May 31, 2014 : 2.862% UST 3.125% due May 15, 2019: 3.858% UST 3.500% due February 15, 2039: 4.630%

Ratings (Moody’s/S&P):	Baa3/BBB- (Stable/Stable)

Interest Payment Dates:	Semi-annually on each June 15 and December 15, commencing December 15, 2009 on all three tranches

Optional Redemption:	Make whole call @ T+50 bp at any time on all three tranches

Trade Date:	June 9, 2009

Settlement Date:	June 12, 2009 (T+3)

CUSIP:	2014 Notes: 032511 BE6 2019 Notes: 032511 BF3 2039 Notes: 032511 BG1

ISIN:	2014 Notes: US032511BE65 2019 Notes: US032511BF31 2039 Notes: US032511BG14

Joint Bookrunners:	Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated Banc of America Securities LLC RBS Securities Inc.

Senior Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. BMO Capital Markets Corp. BNP Paribas Securities Corp. Goldman, Sachs & Co. Wells Fargo Securities, LLC

Junior Co-Managers:	BBVA Securities Inc. BNY Mellon Capital Markets, LLC Calyon Securities (USA) Inc. DnB NOR Markets, Inc. SG Americas Securities, LLC Standard Chartered Bank

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 877-858-5407, Morgan Stanley & Co. Incorporated at 866-718-1649, Banc of America Securities LLC at 800-294-1322, or RBS Securities Inc. at 866-884-2071.